Scholastic Reports Fiscal 2012 Third Quarter Results

Outlook Raised on Profit Gains in Quarter and Broad Year-to-Date Strength

NEW YORK, March 15, 2012 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported higher revenue and significantly improved results for the fiscal 2012 third quarter ended February 29, 2012.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

Revenue for the third quarter was $467.0 million, up 22% from $384.3 million a year ago. The seasonal loss per share from continuing operations was $0.09, including one-time expenses of $0.05 per diluted share related to cost reduction actions. These results compared favorably to a loss per share from continuing operations of $0.77 in the prior year period, which included one-time expenses of $0.13 per diluted share. Higher sales in Children’s Books and International, especially of The Hunger Games trilogy, drove strongly higher results. The consolidated loss per share was $0.10 in the quarter compared to a loss of $0.81 a year ago.

For the first nine months of fiscal 2012, revenue was up 10% to $1,470.3 million, compared to $1,342.6 million in the prior year period. Earnings per diluted share from continuing operations in the fiscal year-to-date period were $1.74, compared to $0.55 a year ago, including one-time charges of $0.29 and $0.15 in each period, respectively. Significantly improved results reflect strong sales of both children’s books and educational technology and related services. Consolidated earnings per diluted share in the first nine months of fiscal 2012 were $1.65, compared to $0.42 a year ago.

“Scholastic’s strong momentum across the Company this fiscal year continued in the third quarter, as we increased profits significantly. We were especially delighted by the success of Suzanne Collins’ The Hunger Games trilogy, yet another Scholastic-published global phenomenon with a large crossover readership by adults. Sales of the series reached a high point in the quarter, ahead of next week’s highly anticipated movie release. In addition, Scholastic’s distribution strengths were evidenced by double-digit sales growth and profit improvement in School Book Fairs last quarter,” commented Richard Robinson, Chairman, President and Chief Executive Officer. “Last week we also moved forward with our plan for distributing children’s digital books. We introduced Storia™, Scholastic’s new children’s ereading app and ebookstore, and began a phased roll-out to teachers, parents and kids through our Book Club and Fair channels.

“Year-to-date sales and profits have also risen both in Educational Technology and Services and in Classroom and Supplemental Materials Publishing, though the third quarter is a seasonally lower revenue period for these businesses. In both segments, expanded selling and service capacity and new products, including READ 180® Next Generation, have strengthened our market positions substantially.” Mr. Robinson concluded, “Based on the robust performance in Trade last quarter, as well as across the Company year-to-date, we have raised the full year outlook for sales, earnings and free cash flow, while we continue investing in key growth opportunities in children’s books and education.”

The Company’s increased outlook for fiscal 2012 is for total revenue of approximately $2.0 billion and earnings per diluted share from continuing operations between $2.60 and $2.90. This guidance excludes the impact of one-time items associated with cost reduction programs and non-cash, non-operating items, which through the third quarter were $0.29 per diluted share. Based on strong year-to-date profit growth, the Company now expects free cash flow to exceed $120 million.

Third Quarter Results

Children’s Book Publishing and Distribution. Segment revenue in the quarter was $266.0 million, compared to $193.0 million in the prior year period. Higher Trade sales continued to be driven by strong orders of The Hunger Games trilogy from retailers in both print and ebook formats, spurred during the third quarter by anticipation of the March 23rd movie release. Last quarter’s sales of The Invention of Hugo Cabret by Brian Selznick also benefited from a successful movie adaptation, Hugo, which won five Academy Awards. Also by Selznick, Wonderstruck performed strongly as well, as did new and backlist titles in The 39 Clues® series and War Horse by Michael Morpurgo. Strong fair bookings and higher revenue per fair drove a 12% rise in School Book Fair revenue, yielding significantly improved results. In School Book Clubs, profits improved compared to a year ago, despite lower revenue, primarily as a result of reduced promotional spending. Overall segment operating income improved to $23.4 million, from an operating loss of $9.2 million in the prior year period, reflecting the strong Trade sales and improved operating results in Fairs and Clubs. The prior year period also included a one-time bad debt expense of $3.5 million ($0.07 per share).

Educational Technology and Services. Segment revenue in the quarter was $40.0 million, compared to $38.2 million in the prior year period. The seasonal operating loss in the quarter was $5.9 million, compared to $4.2 million in the prior year period. Results reflected higher sales of services to a larger installed base of customers, as well as of READ 180. This was partially offset by a decline in revenue from other higher margin technology products during the seasonally smallest sales period.

Classroom and Supplemental Materials Publishing. Segment revenue in the quarter was $38.2 million, compared to $43.1 million in the prior year period, reflecting the earlier timing of classroom library sales in the current year, partially offset by strong classroom magazine revenue. The operating loss in the quarter was $3.4 million, compared to operating income of $1.5 million a year ago, primarily related to lower sales.

International. Segment revenue in the quarter rose to $105.6 million, compared to $95.1 million in the prior year period, on strong sales in Canada, the UK and Australia, benefiting in particular from The Hunger Games trilogy. Sales also rose in Asia, partly due to strength in Singapore and India. Foreign exchange had minimal impact on revenue in the quarter compared to last year. Segment operating income was $4.3 million, compared to a loss of $1.4 million in the prior year period, reflecting higher sales. The prior period also included a one-time restructuring charge of $1.8 million ($0.06 per share).

Media, Licensing and Advertising. Segment revenue in the quarter was $17.2 million, compared to $14.9 million in the prior year period, as a result of higher sales of interactive products, as well as increased production revenue. Segment operating loss improved to a loss of $0.8 million, compared to a loss of $3.6 million in the prior period, primarily reflecting higher sales.

Other Financial Results. Corporate overhead in the third quarter was $17.9 million, compared to $13.1 million in the prior year period. The difference primarily reflects one-time expenses of $2.5 million ($0.05 per diluted share) related to the Company’s staff reductions and voluntary retirement program, as well as higher incentive accruals related to improved year-to-date results. Stock-based compensation expense was $2.2 million in the quarter, compared to $2.7 million a year ago.

Free cash use (as defined) in the third quarter was $1.5 million, compared to free cash flow of $49.2 million in the prior year period, primarily reflecting higher inventory and accounts receivable associated with strong Trade sales in the quarter. Cash and cash equivalents rose to $111.8 million from $90.7 million a year earlier. Total debt (as defined) was $165.3 million, compared to $220.1 million a year ago.

As previously announced, the Company’s Board of Directors declared a quarterly cash dividend of $0.125 per share on the Company’s Class A and Common Stock for the fourth quarter of fiscal 2012. The dividend is payable on June 15, 2012 to shareholders of record as of the close of business on April 30, 2012.

So far this fiscal year, the Company has acquired 220,166 shares of its common stock for $5.6 million in the open market under its current share repurchase program. The Company has remaining authorization to repurchase up to $38.9 million of its common stock, from time to time as conditions allow.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, March 15, 2012. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 53836946. The recording will be available through Tuesday, May 15, 2012.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and related services and children’s media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/29/12	02/28/11	02/29/12	02/28/11

Revenues	$467.0	$384.3	$1,470.3	$1,342.6

Operating costs and expenses:
Cost of goods sold	219.6	193.8	665.7	632.3
Selling, general and administrative expenses	227.8	199.3	636.7	601.5
Bad debt expense	3.1	6.7	7.8	12.6
Depreciation and amortization	16.0	14.5	46.6	43.4
Loss on leases and asset impairments (1)	0.8	-	7.0	-
Total operating costs and expenses	467.3	414.3	1,363.8	1,289.8

Operating income (loss)	(0.3)	(30.0)	106.5	52.8

Other income (expense) (2)	-	-	-	(0.4)
Interest expense, net	3.9	3.9	11.7	11.7

Earnings (loss) from continuing operations before income taxes	(4.2)	(33.9)	94.8	40.7

Provision (benefit) for income taxes	(1.4)	(9.9)	39.4	21.5

Earnings (loss) from continuing operations	(2.8)	(24.0)	55.4	19.2

Earnings (loss) from discontinued operations, net of tax (3)	(0.4)	(1.1)	(2.9)	(4.6)

Net income (loss)	($3.2)	($25.1)	$52.5	$14.6

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (4)
Basic:
Earnings (loss) from continuing operations	(0.09)	(0.77)	1.77	0.56
Earnings (loss) from discontinued operations, net of tax	(0.01)	(0.04)	(0.09)	(0.13)
Net income (loss)	(0.10)	(0.81)	1.68	0.43

Diluted:
Earnings (loss) from continuing operations	(0.09)	(0.77)	1.74	0.55
Earnings (loss) from discontinued operations, net of tax	(0.01)	(0.04)	(0.09)	(0.13)
Net income (loss)	(0.10)	(0.81)	1.65	0.42

Basic weighted average shares outstanding	31.1	30.9	31.1	33.8
Diluted weighted average shares outstanding	31.1	30.9	31.6	34.3

(1)

During the quarter ended February 29, 2012, the Company recorded certain asset impairments, primarily in the Children’s Book Publishing and Distribution segment, of $0.8.  For the three and nine months ended February 29, 2012, the Company recognized a non-cash loss on sublease arrangements resulting from cost reduction initiatives of $6.2.

(2)	Other expense of $0.4 for the nine months ended February 28, 2011 is for acquisition costs related to a business combination in the second quarter.

(3)

The Company has closed or sold several operations during fiscal 2009, fiscal 2010 and the first quarter of fiscal 2012, and presently holds for sale one facility.  In the current fiscal year, the Company ceased operation in its direct-to-home catalog business specializing in toys.  All of these businesses are classified as discontinued operations in the Company’s financial statements.

(4)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	02/29/12	02/28/11	Change		02/29/12	02/28/11	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$69.5	$74.3	($4.8)	(6%)	$203.6	$223.0	($19.4)	(9%)
Trade	112.0	43.5	68.5	157%	240.2	150.9	89.3	59%
Book Fairs	84.5	75.2	9.3	12%	288.1	279.3	8.8	3%
Total revenue	266.0	193.0	73.0	38%	731.9	653.2	78.7	12%
Operating income (loss)	23.4	(9.2)	32.6	*	82.2	36.5	45.7	125%
Operating margin	8.8%	*			11.2%	5.6%

Educational Technology and Services
Revenue	40.0	38.2	1.8	5%	202.0	169.4	32.6	19%
Operating income (loss)	(5.9)	(4.2)	(1.7)	*	47.5	29.4	18.1	62%
Operating margin	*	*			23.5%	17.4%

Classroom and Supplemental Materials Publishing
Revenue	38.2	43.1	(4.9)	(11%)	142.6	132.1	10.5	8%
Operating income (loss)	(3.4)	1.5	(4.9)	*	9.0	7.4	1.6	22%
Operating margin	*	3.5%			6.3%	5.6%

International
Revenue	105.6	95.1	10.5	11%	337.4	322.9	14.5	4%
Operating income (loss)	4.3	(1.4)	5.7	*	30.8	21.7	9.1	42%
Operating margin	4.1%	*			9.1%	6.7%

Media, Licensing and Advertising (1)
Revenue	17.2	14.9	2.3	15%	56.4	65.0	(8.6)	(13%)
Operating income (loss)	(0.8)	(3.6)	2.8	*	(3.2)	(0.6)	(2.6)	*
Operating margin	*	*			*	*

Overhead expense	17.9	13.1	(4.8)	(37%)	59.8	41.6	(18.2)	(44%)

Operating income (loss) from continuing operations	($0.3)	($30.0)	$29.7	*	$106.5	$52.8	$53.7	102%

(1)

In the current fiscal year, the Company ceased operations in its direct-to-home catalog business specializing in toys.  This business was a separate reporting unit previously included in the Media, Licensing and Advertising segment and is classified as a discontinued operation in the Company's financial statements.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		02/29/12	02/28/11

Continuing Operations
	Cash and cash equivalents	$111.8	$90.7
	Accounts receivable, net	271.5	193.6
	Inventories, net	397.2	374.5
	Accounts payable	160.1	162.6
	Accrued royalties	84.4	62.2
	Lines of credit, short-term debt and current portion of long-term debt	12.6	49.5
	Long-term debt, excluding current portion	152.7	170.6
	Total debt	165.3	220.1
	Total capital lease obligations	57.2	55.2
	Net debt (1)	53.5	129.4

Discontinued Operations
	Total assets of discontinued operations	9.3	10.8
	Total liabilities of discontinued operations	1.2	1.0

Total stockholders' equity		792.4	701.5

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/29/12	02/28/11	02/29/12	02/28/11

	Net cash provided by (used in) operating activities	$25.0	$71.4	$132.8	$154.9
	Less: Additions to property, plant and equipment	12.2	7.2	33.0	31.4
	Pre-publication and production costs	14.3	15.0	39.7	38.4

	Free cash flow (use) (2) (3)	($1.5)	$49.2	$60.1	$85.1

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and nine months ended February 29, 2012 and for the three and nine months ended February 28, 2011.

CONTACT: Investors: Jeffrey Mathews, +1-212-343-6741, investor_relations@scholastic.com or Media: Kyle Good, +1-212-343-4563, kgood@scholastic.com, both of Scholastic Corporation